UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2010

Cynosure, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road, Westford, MA	01886
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 256-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

George J. Vojta, a Class B member of the Board of Directors (the “Board”) of Cynosure, Inc. (the “Company”), died on December 22, 2010. Mr. Vojta was Chairman of the Company’s Audit Committee and an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, Chairman of the Company’s Nominating and Corporate Governance Committee, and a member of the Company’s Compensation Committee.

On December 29, 2010, the Company notified The NASDAQ Stock Market LLC (“Nasdaq”) that, as a result of Mr. Vojta’s death, the Company was no longer in compliance with NASDAQ Marketplace Rule 5605(b)(1), because a majority of the Board is no longer comprised of independent directors, and Rule 5605(c)(2)(A), because the Audit Committee no longer has at least three members and has no member whom the Board has determined meets the financial sophistication requirements set out in Rule 5605(c)(2)(A). The Company also notified Nasdaq that it Company intends to rely on the cure provisions of Rules 5605(b)(1)(A) and 5605(c)(4)(B), which each provide that the Company has until the earlier of the Company’s next annual shareholders meeting or one year from Mr. Vojta’s death to comply with the above-referenced listing requirements; provided, however, that if the Company’s next annual shareholders meeting occurs no later than June 20, 2011, the Company shall instead have until June 20, 2011 to regain compliance.

The Nominating and Corporate Governance Committee of the Board plans promptly to conduct a search to identify a suitable candidate for the Board and Audit Committee.

The Company disclaims any intention or obligation to update this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNOSURE, INC.

Date: December 29, 2010	By:	/S/ TIMOTHY W. BAKER
Timothy W. Baker
Executive Vice President and Chief Financial Officer